EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213162 and 333-190686) and Form S-8 (Nos. 333-223620, 333-210168 and 333-249914) of BRT Apartments Corp. of our report dated May 15, 2020, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York
March 15, 2021